EXHIBIT 23.1

ONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 6, 2015 with respect to the audited consolidated balance sheet of 1PM Industries, Inc. and subsidiary (formerly known as Embarr Farms, Inc.) (the “Company”) as of February 28, 2015 and the related statements of expenses, changes in stockholders’ deficit, and cash flows for the period from April 8, 2014 (Inception) through February 28, 2015.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 12, 2015